10F-3 Report
CGCM Small Capitalization Growth Investments
	9/1/2012		through	2/28/2013

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Artisan Partners Asset Management Inc.	Westfield Capital Management	3/7/2013	Goldman Sachs	11,491,541	6,230	30